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                                                                     Exhibit 3.9
                                             Amendment to the By-laws of Bucyrus
                                  International, Inc. effective November 5, 1997

THE FOLLOWING RESOLUTION AMENDING THE BY-LAWS OF BUCYRUS INTERNATIONAL, INC. WAS ADOPTED BY THE BOARD OF DIRECTORS, AND BECAME EFFECTIVE, ON NOVEMBER 5, 1997

        BE IT RESOLVED, that, pursuant to the authority granted to this Board of Directors by Article IX, Section 1 of the Bylaws of the Company, Article III, Section 1 of the Bylaws of the Company is hereby amended by striking the first sentence thereof (which reads: "The Board of Directors shall consist of the number of directors set forth or provided for in the Certificate of Incorporation.") and substituting in its place the following sentence: "The Board of Directors shall consist of six (6) directors or such other greater or lesser number as shall be fixed from time to time by further resolution of this Board of Directors."